EXHIBIT 5.1

Fredrikson & Byron, P.A.

200 South Sixth Street

Minneapolis, Minnesota 55402

Telephone: 612-492-7000

December 22, 2003

Conrad D. Clement

President and Chief Executive Officer

Featherlite, Inc.

Cresco, IA 52136

Re:    EXHIBIT 5.1 to Registration Statement on Form S-3

Ladies/Gentlemen:

We are acting as corporate counsel to Featherlite, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 811,314 shares of the Company’s Common Stock (the “Shares”) currently owned by selling shareholder of the Company or upon exercise of a Warrant owned by selling shareholder of the Company.

In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

1. The Company’s Amended Articles of Incorporation, as amended (“Articles”).

2. The Company’s Amended Bylaws.

3. Certain corporate resolutions of the Company’s Board of Directors pertaining to the issuance of the Shares by the Company.

4. The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

1. The Company’s Articles validly authorize the issuance of the Shares registered pursuant to the Registration Statement.

2. The Shares are validly issued and outstanding, fully paid and nonassessable.

3. Upon exercise, in accordance with the terms and conditions of the warrant shares to be sold by the selling shareholder named in the Registration Statement, the shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By Robert K. Ranum